Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

FirstSun Capital Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c) and (f)(1)	8,437,632(1)	N/A	$271,480,080.48(2)	0.00014760	$40,070.46(3)
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$271,480,080.48(2)		$40,070.46
	Total Fees Previously Paid							0.00
	Total Fee Offsets							0.00
	Net Fee Due							$40,070.46

(1)       Represents the maximum number of shares of common stock, par value $0.0001 per share (“FirstSun common stock”), of FirstSun Capital Bancorp. (“FirstSun”) estimated to be issuable upon completion of the merger between FirstSun and HomeStreet, Inc. (“HomeStreet”) based upon an estimate of (x) 19,419,176 shares of common stock, no par value per share (“HomeStreet common stock”), of HomeStreet outstanding as of March 4, 2024, or issuable or expected to be cancelled or exchanged in connection with the merger of HomeStreet with and into FirstSun, which is the sum of: (a) 18,857,566 shares of HomeStreet common stock outstanding, plus (b) 561,610 shares of HomeStreet common stock issuable upon acceleration of vesting of restricted stock units and performance stock units granted under the Amended and Restated HomeStreet 2014 Equity Incentive Plan, in each case, in connection with the merger, multiplied by (y) the exchange ratio of 0.4345 shares of FirstSun common stock for each share of HomeStreet common stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rules 457(c) and 457(f)(1) thereunder as follows: (a) the product of (i) the average of the high and low prices of HomeStreet common stock as reported on the NASDAQ Stock Market LLC on March 1, 2024 ($13.98 per share), and (ii) 19,419,176, the estimated maximum number of shares of HomeStreet common stock to be exchanged in connection with the merger.

(3)       Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price.